                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            SBC Communications Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

                                 SBC Communications Inc.

                         [SBC COMMUNICATIONS INC. LOGO]

                                                                       Notice of
                                                             2000 Annual Meeting
                                                             and Proxy Statement


                           [SBC GLOBAL NETWORK LOGO]
  Southwestern Bell . Ameritech . Pacific Bell . SNET . Nevada Bell . Cellular
                               One . SBC Telecom

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                         To be held on April 28, 2000

To the holders of Common Stock of SBC Communications Inc.:


     The 2000 Annual Meeting of Shareowners of SBC Communications Inc. ("SBC"), a Delaware corporation, will be held at 9:00 a.m. on Friday, April 28, 2000, at the Alzafar Shrine Temple, 901 North Loop 1604 West, San Antonio, Texas. The purposes of the meeting are to:

  1.   Elect seven Directors to serve three-year terms;
  2. Ratify the appointment of Ernst & Young LLP as independent auditors of SBC for 2000;
  3.   Act upon a shareowner proposal;

and to act upon such other matters as may properly come before the meeting.

     Holders of SBC common stock of record at the close of business on February 29, 2000, are entitled to vote at the meeting and any adjournment of the meeting. A list of these shareowners will be available for inspection during business hours from April 13 through April 27, 2000, at 175 E. Houston, San Antonio, Texas, and will also be available at the Annual Meeting.

     By Order of the Board of Directors.

                                       /s/ Judith M. Sahm
                                       Judith M. Sahm
                                       Vice President and Secretary

                                       March 10, 2000


                               IMPORTANT NOTICE
   If you do not plan to attend the Annual Meeting to vote your shares, please complete, date, sign and promptly mail the enclosed proxy card in the return envelope provided. No postage is necessary if it is mailed in the United States. Shareowners of record may also give their proxy by telephone or through the Internet in accordance with the instructions accompanying the proxy card. Any person giving a proxy has the power to revoke it at any time, and shareowners who are present at the meeting may withdraw their proxies and vote in person.

                                PROXY STATEMENT

Annual Meeting of Shareowners

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SBC Communications Inc. ("SBC") for use at the 2000 Annual Meeting of Shareowners of SBC. The meeting will be held at 9:00 a.m. on Friday, April 28, 2000, at the Alzafar Shrine Temple, 901 North Loop 1604 West, San Antonio, Texas. The purposes of the meeting are set forth in the Notice of Annual Meeting of Shareowners. This Proxy Statement and the accompanying proxy card are being mailed beginning March 10, 2000, to shareowners of record of SBC's common stock, $1.00 par value per share, at the close of business on February 29, 2000. Each share entitles the registered holder to one vote. As of January 31, 2000, there were 3,396,087,189 shares of SBC common stock outstanding.

     All shares represented by proxies will be voted by one or more of the persons designated on the enclosed proxy card, each of whom is a member of the Directors' Proxy Committee, in accordance with the shareowners' directions. If the proxy card is signed and returned without specific directions with respect to the matters to be acted upon, the shares will be voted in accordance with the recommendations of the Board of Directors. Any shareowner giving a proxy may revoke it at any time before such proxy is voted at the meeting by giving written notice of revocation to the Vice President and Secretary of SBC, by submitting a later-dated proxy, or by attending the meeting and voting in person. The Chairman of the Board and Chief Executive Officer will announce the closing of the polls during the Annual Meeting. Proxies must be received prior to the closing of the polls in order to be counted.

     Instead of submitting a signed proxy card, shareowners may submit their proxies by telephone or through the Internet using the control number and instructions accompanying the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. These procedures may not be available to shareowners who hold their shares through a broker, nominee, fiduciary or other custodian.

     The proxy card, or a proxy submitted by telephone or through the Internet, will also serve as voting instructions to the plan administrator or trustee for any shares held on behalf of a participant under any of the following employee benefit plans: the SBC Savings Plan, the SBC Savings and Security Plan, the Ameritech Savings Plan for Salaried Employees, the Ameritech Savings and Security Plan for Non-Salaried Employees (the preceding plans are referred to as the "Savings Plans"), the DonTech Profit Participation Plan, the Old Heritage Advertising & Publishers, Inc. Profit Sharing Plan, the SBC PAYSOP, the Pacific Telesis Group Employee Stock Ownership Plan, and the Tax Reduction Act Stock Ownership Plan sponsored by The Southern New England Telephone Company (the "TRASOP"). Shares in each of the foregoing employee benefit plans (except the TRASOP and the Old Heritage plan) for which voting instructions are not received, as well as shares which have not yet been allocated to participants' accounts in each of the Savings Plans, subject to the trustees' fiduciary obligations, will be voted by the trustees in the same proportion as the shares for which voting instructions are received from other participants in each such plan. Similarly, the proxy card or a proxy submitted by telephone or through the Internet will constitute voting instructions to the plan administrator pursuant to the DirectSERVICE Investment Program, offered by First Chicago Trust Company of New York (SBC's transfer agent), for fractional shares held on behalf of plan participants.

     If a shareowner participates in these plans and/or maintains shareowner accounts under more than one name (including minor differences in registration, such as with or without a middle initial), the shareowner may receive more than one set of proxy materials. To ensure that all shares are voted, please sign and return every proxy card received or submit a proxy by telephone or through the Internet for each proxy card (the control numbers will differ on each card).

     A shareowner may designate a person or persons to act as the shareowner's proxy other than those persons designated on the proxy card. The shareowner may use the proxy card to give another person authority by striking out the names appearing on the enclosed proxy card, inserting the name(s) of another person(s) and delivering the signed card to such person(s). The person(s) designated by the shareowner must present the signed proxy card at the meeting in order for the shares to be voted.

     Where the shareowner is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the shareowner must provide voting instructions to the record holder of the shares in accordance with the record holder's requirements in order to ensure his or her shares are properly voted.

     The cost of soliciting proxies will be borne by SBC. Officers, agents and employees of SBC and its subsidiaries and other solicitors retained by SBC may, by letter, by telephone or in person, make additional requests for the return of proxies and may receive proxies on behalf of SBC. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. SBC has retained Georgeson & Company Inc. to aid in the solicitation of proxies at a fee of $25,000, plus expenses.

     Shareowners representing 40% of the common stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the meeting. A list of eligible voters will be available at the Annual Meeting.

     If you plan to attend the meeting in person, please bring the admission ticket (which is attached to the proxy voting card) to the Annual Meeting. If you do not have an admission ticket you will be admitted upon presentation of identification at the door. If you are hearing impaired or physically disabled and require special service, you should contact Financial Communications at 210-351-2163 in advance of the meeting to arrange for these services.

     SBC's executive offices are located at 175 E. Houston, San Antonio, Texas 78205.


      Your vote is important. Please sign, date and return your proxy card or submit your proxy by telephone or through the Internet promptly so that a quorum may be represented at the meeting.

Board of Directors
-------------------------------------------------------------------------------

     The Board of Directors is responsible for the management and direction of SBC and for establishing broad corporate policies. Members of the Board of Directors are kept informed of SBC's business by various reports and documents given to them regularly, as well as by operating and financial reports presented by the Chairman of the Board and Chief Executive Officer and other officers at meetings of the Board of Directors and committees of the Board. The Board held seven meetings in 1999.

     Under SBC's Bylaws, the Board of Directors has the authority to determine the size of the Board, not to exceed 25 Directors, and to fill vacancies. The Board of Directors of SBC presently consists of 23 members, two of whom are SBC executive officers. In addition, the Board has appointed one non-voting Advisory Director, whose function is to provide advice and counsel to the Board. There are no vacancies on the Board.

     Pursuant to the terms of the Agreement and Plan of Merger with Ameritech Corporation ("Ameritech"), the Board of Directors appointed James A. Henderson, Lynn M. Martin, John B. McCoy, Richard C. Notebaert, and Laura D'Andrea Tyson, each a former Ameritech Director, to be SBC Directors, effective with the completion of the transaction on October 8, 1999. On December 30, 1999, Mr. Notebaert resigned as a Director of SBC.

     SBC's Bylaws provide for a classified Board of Directors under which there are three classes of Directors, all of which are as equal in number as possible. The class to which each Director has been assigned is designated as Group A, Group B or Group C. The term of office of Group A Directors will expire at the 2000 Annual Meeting, Group B at the 2001 Annual Meeting, and Group C at the 2002 Annual Meeting.

     The SBC Board intends to nominate at the 2000 Annual Meeting the seven persons listed as nominees for Group A, all of whom are incumbent Directors, for election to three-year terms of office expiring at the 2003 Annual Meeting. Current Group A Directors Ruben R. Cardenas and Richard M. Rosenberg will retire from service on the Board of Directors at the 2000 Annual Meeting and will not stand for re-election. As a result of their retirements, the Board has voted to reduce the size of the Board to 21 Directors, effective immediately before the 2000 Annual Meeting. In order to make the classes equal in size, as required by SBC's Bylaws, the Board of Directors has nominated Royce S. Caldwell, a Group B Director, and Patricia P. Upton, a Group C Director, for election to Group A at the 2000 Annual Meeting, along with the other persons listed as nominees for election as Group A Directors. Mr. Caldwell and Mrs. Upton will resign as Group B and Group C Directors, respectively, effective with their election as Group A Directors.

     Biographical information about the Directors is provided on pages 8-13. Except as otherwise noted, Directors who are shown as officers or partners of other corporations, institutions or firms have held the positions indicated, or have been officers of the organizations indicated, for more than five years. During 1999, each Director attended at least 87% of all Board and Committee meetings, except for Mr. Notebaert who attended one out of two scheduled meetings.

     Holdings of SBC common stock by SBC Directors are shown on the table on page 16.

Board Committees

     From time to time the Board establishes permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. The Board has established six standing committees of Directors, the principal responsibilities of which are described below. The biographical information included later in this Proxy Statement identifies committee memberships held by each Director.

Audit Committee--The Committee met four times in 1999. It consists of 11 non-employee Directors. The Audit Committee recommends to the Board the appointment of a firm to serve as independent auditors, subject to ratification by the shareowners at the Annual Meeting. The independent auditing firm examines the accounting records of SBC and its subsidiaries for the coming year. The Audit Committee periodically reviews SBC's internal system of accounting controls and financial reporting procedures with representatives of the independent auditors and with SBC's internal auditors. The Audit Committee also examines the results of the annual audit of the financial statements and the recommendations of the independent auditors pertaining to accounting practices, policies and procedures followed by SBC.

Corporate Development Committee--The Committee met five times in 1999. It consists of seven non-employee Directors and one employee Director. The Corporate Development Committee reviews proposed mergers, acquisitions, dispositions and similar transactions.

Corporate Public Policy And Environmental Affairs Committee--The Committee met three times in 1999. It consists of ten non-employee Directors. The Corporate Public Policy and Environmental Affairs Committee examines corporate policy and provides guidance and perspective to SBC management on major public issues, including corporate governance, legislative and environmental matters and SBC's compliance program.

Executive Committee--The Committee did not meet in 1999. It consists of two non-employee Directors and two employee Directors. The Executive Committee assists the Board of Directors by acting upon matters when the Board is not in session. The Committee has the full power and authority of the Board to the extent permitted by law, including the power and authority to declare a dividend or to authorize the issuance of common stock.

Finance/Pension Committee--The Committee met four times in 1999. It consists of nine non-employee Directors and two employee Directors. The Finance/Pension Committee makes recommendations to the Board of Directors with respect to investment policy, dividends, methods of financing the operations of SBC and its subsidiaries, and oversees the investments of SBC's employee benefit plans.

Human Resources Committee--The Committee met seven times in 1999. It consists of five non-employee Directors. The Human Resources Committee oversees the management of human resources activities of SBC, including officer compensation, and the design of employee benefit plans. The Committee reviews and makes recommendations to the Board with respect to compensation of Directors. The Committee also advises the Board with respect to the nomination of members to the Board of Directors to be elected at the Annual Meeting or to be appointed by the Board to fill vacancies that may occur during the period between Annual Meetings.

  In recommending Board candidates, the Committee seeks individuals of proven judgment and competence who are outstanding in their chosen fields, and it considers factors such as anticipated participation in Board activities, education, geographic location and special talents or personal attributes. Shareowners who wish to suggest qualified candidates should write to the Vice President and Secretary, SBC Communications Inc., 175 E. Houston, San Antonio, Texas 78205, stating in detail the qualifications of such persons for consideration by the Committee.

SBC Directors to be Elected at the 2000 Annual Meeting
(GROUP A)
-------------------------------------------------------------------------------

             Clarence C. Barksdale, age 67, served as Vice Chairman, Board of Trustees, Washington University, St. Louis, Missouri, from July 1989 to July 1999. He is taking a one-year absence and is expected to return in May 2000. Mr. Barksdale was Chairman of the Board and Chief Executive Officer of Centerre Bancorporation from 1978 to 1988 and Chairman of the Board of Centerre Bank N.A. from
1985 to 1988. Mr. Barksdale was Vice Chairman of Boatmen's Bancshares, Inc. from January through June 1989. He has been a Director of SBC since October 1983. Mr. Barksdale served as a Director of Southwestern Bell Telephone Company from 1982 to 1983. He is a member of the Audit Committee and Chairman of the Corporate Public Policy and Environmental Affairs Committee.
[Photo of Clarence C. Barksdale]

             Royce S. Caldwell, age 61, is Vice Chairman of the Board of Directors and President-SBC Operations of SBC Communications Inc. and has served as Vice Chairman since November 1999 and as President-SBC Operations since July 1995. Mr. Caldwell was President and Chief Executive Officer of Southwestern Bell Telephone Company from April 1994 to June 1995. Mr. Caldwell has been a Director of SBC since April 1997. He is a Director of Cullen/Frost Bankers, Inc.; Pacific Bell Telephone Company; Pacific Telesis Group; and Southwestern Bell Telephone Company. Mr. Caldwell is also a member of the Telecommunications Board of Advisors of Compaq Computer Corporation. He is a member of the Executive Committee and the Finance/Pension Committee.
[Photo of Royce S. Caldwell]

             Martin K. Eby, Jr., age 65, is Chairman of the Board and Chief Executive Officer of The Eby Corporation, Wichita, Kansas. Mr. Eby has been a Director of SBC since June 1992. He is a Director of Intrust Bank, N.A. and Intrust Financial Corporation. He is a member of the Audit Committee and the Finance/Pension Committee.
[Photo of Martin K. Eby, Jr.]

             Charles F. Knight, age 64, is Chairman and Chief Executive Officer of Emerson Electric Co., St. Louis, Missouri. Mr. Knight has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1974 to 1983. Mr. Knight is a Director of Anheuser-Busch Companies, Inc.; BP Amoco p.l.c.; Emerson Electric Co.; International Business
Machines Corporation; and Morgan Stanley Dean Witter & Co. He is the Chairman of the Corporate Development Committee and a member of the Executive Committee and the Finance/Pension Committee.
[Photo of Charles F. Knight]

(GROUP A--continued)
-------------------------------------------------------------------------------

             Toni Rembe, age 63, is a partner in the law firm of Pillsbury Madison & Sutro LLP, San Francisco, California. Ms. Rembe was elected a Director of SBC in January 1998 and had served as an Advisory Director of SBC from April 1997 to January 1998. She served as a Director of Pacific Telesis Group from 1991 to 1997. She is a Director of Potlatch Corporation. She is a member of the
Corporate Development Committee and the Corporate Public Policy and Environmental Affairs Committee.
[Photo of Toni Rembe]

             Carlos Slim Helu, age 60, is Chairman of the Board of Carso Global Telecom, S.A. de C.V., Mexico City, Mexico, and has held this position since 1996. He is also Chairman of the Board of Telefonos de Mexico, S.A. de C.V. and Chairman Emeritus of Grupo Carso, S.A. de C.V., having served as Chairman of the Board of Grupo Carso from 1980 to 1998. Ing. Slim has been a Director of
SBC since September 1993. He is a Director of Carso Global Telecom, S.A. de C.V.; Grupo Financiero Inbursa, S.A. de C.V.; Philip Morris Companies Inc.; and Telefonos de Mexico, S.A. de C.V. He is a member of the Corporate Public Policy and Environmental Affairs Committee and the Finance/Pension Committee. [Photo of Carlos Slim Helu]

             Patricia P. Upton, age 61, is President and Chief Executive Officer of Aromatique, Inc., Heber Springs, Arkansas. Mrs. Upton has been a Director of SBC since June 1993. She is a member of the Audit Committee and the Corporate Public Policy and Environmental Affairs Committee.
[Photo of Patricia P. Upton]

SBC Directors Serving Until the 2001 Annual Meeting
(GROUP B)
-------------------------------------------------------------------------------

                Herman E. Gallegos, age 69, is an independent management consultant. Mr. Gallegos was a Director of Gallegos Institutional Investors Corporation from 1990 to 1994. He served as an alternate U.S. Public Delegate to the 49th United Nations General Assembly from 1994 to 1995. Mr. Gallegos has been a Director of SBC since April 1997. He served as a
Director of Pacific Telesis Group from 1983 to 1997. He is a Director of UnionBanCal Corporation. He is a member of the Audit Committee and the Corporate Public Policy and Environmental Affairs Committee.
[Photo of Herman E. Gallegos]

                Jess T. Hay, age 69, is Chairman of HCB Enterprises Inc, a private investment firm, Dallas, Texas, and has served in this capacity since 1995. He is also Chairman of the Texas Foundation for Higher Education, Dallas, Texas. Mr. Hay was Chairman and Chief Executive Officer of Lomas Financial Group from 1969 until his retirement in 1994. Mr. Hay has been a
Director of SBC since April 1986. He is a Director of Exxon Mobil Corporation; Trinity Industries, Inc.; and Viad Corp. He is a member of the Audit Committee and Chairman of the Human Resources Committee.
[Photo of Jess T. Hay]

                James A. Henderson, age 65, retired. Mr. Henderson was Chairman of the Board from 1995 and Chief Executive Officer from 1994 of Cummins Engine Company, Inc., Columbus, Indiana, until his retirement in December 1999. Mr. Henderson has been a Director of SBC since October 1999. He served as a Director of Ameritech Corporation from 1983 to 1999. He is a Director of International Paper Company; Rohm and Haas Company; and Ryerson Tull, Inc. He is a member of the Audit Committee and the Finance/Pension Committee. [Photo of James A. Henderson]

                Bobby R. Inman, age 68, Admiral, United States Navy, Retired. Admiral Inman served as Vice Admiral, United States Navy, and Director, National Security Agency, from 1977 to 1981, and as Admiral, United States Navy, and Deputy Director, Central Intelligence Agency, from 1981 to 1982. He has been a Director of SBC since March 1985. Admiral Inman is a Director of Fluor
Corporation; Science Applications International Corporation; Temple-Inland Inc.; and Xerox Corporation. He is the Chairman of the Finance/Pension Committee and a member of the Human Resources Committee.
[Photo of Bobby R. Inman]

(GROUP B--continued)
-------------------------------------------------------------------------------

                John B. McCoy, age 56, retired. Mr. McCoy was Chairman from November 1999 and Chief Executive Officer from October 1998 of BANK ONE CORPORATION, Chicago, Illinois, until his retirement in December 1999. Mr. McCoy served as Chairman and Chief Executive Officer of BANC ONE CORPORATION from 1987 to 1998. Mr. McCoy has been a Director of SBC since October 1999. He served as a Director of Ameritech Corporation from 1991 to 1999. He is a Director of Cardinal Health, Inc. and Federal Home Loan Mortgage Corporation. He is a member of the Corporate Development Committee and the Human Resources Committee.
[Photo of John B. McCoy]

                S. Donley Ritchey, age 66, is Managing Partner of Alpine Partners, Danville, California. Mr. Ritchey was Chief Executive Officer and Chairman of the Board of Lucky Stores, Inc. from 1980 to 1986. Mr. Ritchey has been a Director of SBC since April 1997. He served as a Director of Pacific Telesis Group from 1984 to 1997. He is a Director of The McClatchy
Company. He is a member of the Finance/Pension Committee and the Human Resources Committee.
[Photo of S. Donley Ritchey]

                Joyce M. Roche, age 52, is an independent marketing consultant. Ms. Roche was President and Chief Operating Officer of Carson, Inc. from 1996 to 1998. Ms. Roche was Executive Vice President of Global Marketing of Carson, Inc. from 1995 to 1996 and Vice President-Global Marketing of Avon Products, Inc. from 1993 to 1994. Ms. Roche has been a
Director of SBC since October 1998. She served as a Director of Southern New England Telecommunications Corporation from May 1997 to October 1998. She is a Director of Anheuser-Busch Companies, Inc. and Tupperware Corporation. She is a member of the Audit Committee and the Corporate Public Policy and Environmental Affairs Committee.
[Photo of Joyce M. Roche]

SBC Directors Serving Until the 2002 Annual Meeting
(GROUP C)
-------------------------------------------------------------------------------

                James E. Barnes, age 66, retired. Mr. Barnes was Chairman of the Board, President and Chief Executive Officer of MAPCO Inc., Tulsa, Oklahoma from 1986 until 1998. Mr. Barnes has been a Director of SBC since November 1990. Mr. Barnes is a Director of BOK Financial Corporation; Kansas City Southern Industries, Inc.; and Parker Drilling Company. He is a member of the Audit Committee and the Corporate Development
Committee.
[Photo of James E. Barnes]

                August A. Busch III, age 62, is Chairman of the Board and President of Anheuser-Busch Companies, Inc., St. Louis, Missouri. Mr. Busch has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1980 to 1983. Mr. Busch is a Director of Anheuser-Busch Companies, Inc.; Emerson Electric Co.; and General American Life Insurance Company; and an Advisory
Member of the Boards of Directors of Grupo Modelo, S.A. de C.V., and Diblo, S.A. de C.V. He is a member of the Corporate Development Committee, the Executive Committee and the Human Resources Committee.
[Photo of August A. Busch III]

                William P. Clark, age 68, is Senior Counsel to Clark, Cali and Negranti, Attorneys at Law, San Luis Obispo, California, and has served in this capacity since 1996. He is also Chief Executive Officer of Clark Company, Paso Robles, California. He is a retired California Supreme Court Justice and former Secretary of the United States Department of the Interior. Judge Clark has been a Director of SBC since April 1997. He served as a Director of Pacific Telesis Group from 1985 to 1997. He is a Director of The Irish Investment Fund. He is a member of the Corporate Development Committee and the Corporate Public Policy and Environmental Affairs Committee.
[Photo of William P. Clark]

                Lynn M. Martin, age 60, is Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche LLP, Chicago, Illinois, and is a professor at the J.L. Kellogg Graduate School of Management, Northwestern University. Ms. Martin served as U.S. Secretary of Labor from 1991 to 1993, and as a member of the U.S. House of Representatives from Illinois from 1981 to 1991. Ms. Martin has been a Director of SBC since October 1999. She served as a Director of Ameritech Corporation from 1993 to 1999. She is a Director of certain Dreyfus Funds; Harcourt General, Inc.; The Procter & Gamble Company; Ryder System, Inc.; and TRW Inc. She is a member of the Corporate Public Policy and Environmental Affairs Committee and the Finance/Pension Committee.
[Photo of Lynn M. Martin]

(GROUP C--continued)
-------------------------------------------------------------------------------

                Mary S. Metz, age 62, is President of S. H. Cowell Foundation, San Francisco, California, and has served in this capacity since January 1999. Dr. Metz was Dean of University Extension of the University of California, Berkeley, from July 1991 until August 1998, and is President Emerita of Mills College. Dr. Metz has been a Director of SBC since April 1997. She served as a Director of Pacific Telesis Group from 1986 to
1997. She is a Director of Longs Drug Stores Corporation; Pacific Gas and Electric Company; and UnionBanCal Corporation. She is a member of the Audit Committee and the Corporate Public Policy and Environmental Affairs Committee. [Photo of Mary S. Metz]

                Laura D'Andrea Tyson, age 52, is Dean of the Walter A. Haas School of Business at the University of California at Berkeley, and has served in this capacity since 1998.
                Dr. Tyson has also served as Director of LECG-Navigant Consulting, Inc., Emeryville, California, since 1997.
                Dr. Tyson served as Professor of Economics at the University of California at Berkeley from 1997 to 1998. She served as
National Economic Adviser to the President of the United States from 1995 to 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. Dr. Tyson has been a Director of SBC since October 1999. She served as a Director of Ameritech Corporation from 1997 to 1999. She is a Director of Eastman Kodak Company; Fox Entertainment Group, Inc.; Human Genome Sciences, Inc.; and Morgan Stanley Dean Witter & Co. She is a member of the Audit Committee and the Finance/Pension Committee.
[Photo of Laura D'Andrea Tyson]

                Edward E. Whitacre, Jr., age 58, is Chairman of the Board and Chief Executive Officer of SBC and has served in this capacity since January 1990. Mr. Whitacre has been a Director of SBC since October 1986. He is a Director of Anheuser-Busch Companies, Inc.; Burlington Northern Santa Fe Corporation; Emerson Electric Co.; and The May Department Stores Company. He is the Chairman of the Executive Committee and a member of the Corporate Development Committee and the Finance/Pension Committee.
[Photo of Edward E. Whitacre, Jr.]

Advisory Director

     The Board of Directors has appointed the following Advisory Director to serve until January 31, 2001: Gilbert F. Amelio, age 57, is Chairman and Chief Executive Officer of each of AmTech, LLC and AmTech Capital, LP, San Francisco, California, and has served as such since 1999. Dr. Amelio was Principal of Aircraft Ventures, LLC from 1997 to 1999 and Partner and Director of The Parkside Group, LLC from 1998 to 1999. Dr. Amelio was Chairman of the Board and Chief Executive Officer of Apple Computer, Inc. from 1996 to 1997. He was Chairman of the Board, Chief Executive Officer and President of National Semiconductor Corporation from 1991 to 1996. Dr. Amelio has been an Advisory Director of SBC since April 1997. He served as a Director of Pacific Telesis Group from 1995 to 1997. He is a Director of Phase Metrics, Inc.

Compensation of Directors

     Directors who are also employees of SBC or its subsidiaries receive no separate compensation for serving as Directors or as members of Board committees. Directors who are not employees of SBC or its subsidiaries receive a $60,000 annual retainer, $2,000 for each Board meeting attended and $1,200 for each committee meeting attended. Excluding employee Directors, the chairman of each committee receives an additional annual retainer of $5,000. Advisory Directors receive the same retainers, fees and benefits as regular Directors.

     Directors may elect to take their retainer in the form of SBC common stock or cash. Directors may also elect to defer the receipt of all or part of their retainers as well as fees into either Stock Units or into a Cash Deferral Account. Each Stock Unit is equivalent to a share of common stock and earns dividend equivalents in the form of additional Stock Units. Stock Units are converted to common stock and paid out as elected by the Director in up to 15 installments after the Director ceases service with the Board. In addition to any deferrals into Stock Units, on the date of each Annual Meeting of Shareowners, each continuing Director also receives an award of Stock Units equal in value to one-half of the annual retainer. Deferrals into a Cash Deferral Account earn interest during the calendar year at a rate equal to the Moody's Corporate Bond Yield Averages-Monthly Average Corporates for September of the preceding year ("Moody's"). In addition, on the day of each Annual Meeting, each continuing non-employee Director who joined the Board after November 21, 1997, will receive a grant of Stock Units equal to $13,000, limited to 10 annual grants.

     SBC provides each non-employee Director with travel accident insurance while the Director is on SBC business, along with $100,000 of group life insurance. The total premiums during 1999 for these policies were $770 for travel accident insurance and $9,585 for group life insurance. Directors also receive certain telecommunications services and equipment from subsidiaries of SBC and are reimbursed for such services and equipment provided by other companies. The value of telecommunications services and equipment received, or for which reimbursement was provided, together with amounts necessary to offset the Directors' applicable tax liabilities resulting from such services and benefits, computed at maximum marginal rates, including tax surcharges, averaged $8,859 per non-employee Director in 1999. Employee Directors receive similar services and equipment in connection with their service as officers of SBC.

     Non-employee Directors who joined the Board prior to 1997 may receive pension payments for life following their retirement from the Board. Eligible non-employee Directors who serve for at least five years will receive, in quarterly installments, annual amounts equal to 10% of the annual retainer in effect at the time of termination of Board service, multiplied by the number of years of service, not to exceed 10 years. If the Director dies prior to the expiration of 10 years from his or her date of retirement, his or her beneficiary will be entitled to receive the payments for the remainder of the 10-year period. If an eligible non-employee Director dies while still serving on the Board, a pre-retirement death benefit will be paid as though the individual had retired on the date of death. (Of the Directors eligible to receive a pension, only four continue to accrue service credits.)

     Directors who formerly served on the Board of Pacific Telesis Group ("PTG") (which was acquired by SBC on April 1, 1997) do not receive pension benefits from SBC. As part of their service with PTG, these Directors previously received PTG Deferred Stock Units, each unit now representing the cash value of a share of SBC common stock. The PTG Deferred Stock Units were issued in exchange for the waiver by the Directors of certain retirement benefits. PTG Deferred Stock Units earn dividend equivalents and are paid out in the form of cash after the retirement of the Director. The units will vest pro rata each year until the Director has completed seven years of service. For purposes of vesting and payout of the PTG Deferred Stock Units and the period during which certain options granted by PTG (initially to purchase stock of PTG) may be exercised, service on the SBC Board of Directors will be deemed to constitute service on the PTG Board. In addition, PTG Directors were allowed to elect during 1997 to have their prior deferrals of PTG retainers and fees continued until they leave the SBC Board. These deferrals earn a rate of interest equal to Moody's plus 4% for deferrals from 1985 through 1992; Moody's plus 2% for deferrals from 1993 through 1995; and for deferrals after 1995, the 10-year Treasury Note average for the month of September for the prior year plus 2%.

     Two members of Mr. Gallegos' immediate family were employed by subsidiaries of PTG in 1999 and were paid a total of approximately $158,023. The amounts paid to these employees are comparable to compensation paid to other employees performing similar job functions.

     In 1999, SBC and/or its subsidiaries obtained legal services from the law firm of Pillsbury Madison & Sutro LLP, of which Ms. Rembe is a partner, on terms which SBC believes were as favorable as would have been obtained from unaffiliated parties.

                            Common Stock Ownership
                           of Directors and Officers
-------------------------------------------------------------------------------

     The following table sets forth the beneficial ownership of SBC common stock as of December 31, 1999, held by each Director (other than the Advisory Director) and each officer named in the Compensation Tables on pages 25-27. As of that date, each Director and officer listed below, and all Directors and executive officers as a group, owned less than one percent of the outstanding SBC common stock. Except as noted below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.

-------------------------------------------------------------------------------

                   Total SBC
                  Beneficial
                   Ownership
    Name of       (including
Beneficial Owner  options)(1)
----------------  -----------
Clarence C.
  Barksdale         10,977
James E. Barnes      6,602
August A. Busch
  III(/2/)          49,554
Ruben R.
  Cardenas          33,973
William P. Clark    18,634
Martin K. Eby,
  Jr.               26,856
Herman E.
  Gallegos          18,824
Jess T. Hay         20,002
James A.
  Henderson         26,636
Bobby R. Inman       4,069
Charles F.
  Knight            14,978
Lynn M. Martin      25,310
John B. McCoy       31,584
Mary S. Metz        18,495
Toni Rembe          19,201
S. Donley
  Ritchey           20,447

                                                                                                           Total SBC
                                                                                                          Beneficial
                                                                                                           Ownership
                                                Name of                                                   (including
                                            Beneficial Owner                                              options)(1)
--------------------------------------------------------------------------------------------------------  -----------
Joyce M. Roche                                                                                                 2,041
Richard M. Rosenberg                                                                                           9,121
Carlos Slim Helu                                                                                               2,002
Laura D'Andrea Tyson                                                                                          11,768
Patricia P. Upton                                                                                              7,294
Edward E. Whitacre, Jr.                                                                                    2,636,320
Royce S. Caldwell                                                                                            559,429
Charles E. Foster                                                                                            615,760
James D. Ellis                                                                                               537,071
Donald E. Kiernan                                                                                            536,066
All executive officers and Directors as a group (consisting of 32 persons, including those named above):   6,964,725

-------------------------------------------------------------------------------

(1) This table includes presently exercisable stock options and stock options which will become exercisable within 60 days of the date of this table. The following Directors and officers hold the number of options set forth following their respective names: Judge Clark--14,620; Mr. Gallegos-- 14,620; Dr. Metz--14,620; Ms. Rembe--13,158; Mr. Ritchey--14,620; Mr.
    Rosenberg--5,848; Mr. Whitacre--2,089,843; Mr. Caldwell--537,916; Mr.
    Foster--573,656; Mr. Ellis--513,859; Mr. Kiernan--503,734; and all
    executive officers and Directors as a group--5,820,044.
 This table also includes shares held in an employee benefit plan for the following persons, who have sole voting power but no investment power with respect to the number of shares set forth following their respective names:
 Mr. Whitacre--1,154; Mr. Caldwell--389; Mr. Foster--1,344; and Mr. Ellis-- 1,210. In addition, of the shares shown in the above table, the following persons share voting and investment power with other persons with respect to the number of shares set forth following their respective names: Mr. Barnes--4,600; Mr. Busch--9,800; Judge Clark--3,158; Mr. Hay--2,000; Mr.
 Ritchey--5,825; Mr. Rosenberg--1,809; Dr. Tyson--11,768; Ms. Upton--715;
 Mr. Whitacre--31,668; Mr. Caldwell--11,406; Mr. Foster--1,934; and Mr. Ellis--12,090.
(2) Mr. Busch disclaims beneficial ownership of 1,600 shares held by adult son.

Voting
-------------------------------------------------------------------------------

     Each share of SBC common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. Directors are elected by a plurality of the votes cast. All other matters will be determined by a majority of the votes cast. Shares represented by proxies marked to withhold authority to vote with respect to the election of one or more nominees as Directors, by proxies marked "abstain" on other proposals, and by proxies marked to deny discretionary authority on other matters will not be counted in determining the vote obtained on such matters. If no directions are given and the signed card is returned, the members of the Directors' Proxy Committee will vote the shares for the election of the Board of Directors' nominees and in accordance with the recommendations of the Board of Directors on the other subjects listed on the proxy card, and at their discretion on any other matter that may properly come before the meeting. Under the rules of the New York Stock Exchange, on certain routine matters, brokers may, at their discretion, vote shares they hold in "street name" on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the election of directors and the ratification of the appointment of the independent auditors, but not shareowner proposals. In instances where brokers are prohibited from exercising discretionary authority (so-called "broker non-votes"), the shares they hold are not included in the vote totals and, therefore, have no effect on the vote.

Matters To Be Voted Upon
-------------------------------------------------------------------------------

Item 1 on Proxy Card--Election of Directors

     The following Group A Directors have been nominated by the Board of Directors on the recommendation of the Human Resources Committee for election to three-year terms of office that will expire at the 2003 Annual Meeting:

       Clarence C. Barksdale                   Royce S. Caldwell
       Martin K. Eby, Jr.                      Charles F. Knight
       Toni Rembe                              Carlos Slim Helu
       Patricia P. Upton

     Shares represented by the accompanying form of proxy will be voted for the election of the nominees unless other instructions are shown on the proxy card or provided through the telephone or Internet proxy. If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a Director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

                Your Board of Directors Recommends a Vote "FOR"
                   its Nominees Listed as Group A Directors.

Item 2 on Proxy Card--Ratification of Appointment of
                            Independent Auditors
-------------------------------------------------------------------------------

     Subject to shareowner ratification, the Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP to serve as independent auditors of SBC for the fiscal year ending December 31, 2000. This firm has audited the accounts of SBC since 1983. If shareowners do not ratify this appointment, the Board will consider other independent auditors. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to questions.

         Your Board of Directors Recommends a Vote "FOR" Ratification of the Appointment of Ernst & Young LLP as Independent Auditors.

Item 3 on Proxy Card--Shareowner Proposal
-------------------------------------------------------------------------------

     A shareowner has advised SBC that the shareowner intends to introduce at the 2000 Annual Meeting the following proposal. This proposal has been overwhelmingly rejected by shareowners on two prior occasions; in each case, of the votes cast, over two-thirds voted against the proposal. The name and address of, and the number of shares owned by the proponent will be provided upon request to the Secretary of SBC.

     RESOLVED: We the stockholders assembled in person and by proxy, do hereby request that the Board of Directors take the necessary steps so that (i) the pensions currently granted to "outside" directors, and not currently "grandfathered", be reviewed with an eye towards discontinuance, and (ii) no such pensions be granted in future, nor increased if granted, without the direct and specific vote of such stockholders assembled in Annual Meeting.

Shareowner's Supporting Statement

     REASONS: Although it was commonplace some years ago to grant pensions to "outside" directors, and to do so without stockholder approval, this practice has been largely dropped by other large companies, including the others of the "Baby Bells." Currently, SBC accrues pension benefits for four (4) such directors. To continue the practice under these circumstances is ridiculous.

     The ladies and gentlemen on our Board are employees not of the Company, but of the stockholders, yet we were not called upon to make this decision. They are currently being handsomely rewarded for their services in the form of retainers, per diems, and expenses for their work for us. Most of these directors are otherwise employed, or are retired with pensions, by their place of primary employment. For us, the owners of the Company, to further pension them is not in our best interests.

     While we surely require top talent as our directors, there are many corporations today, despite what management may say to the contrary, where this practice is not permitted, and numerous others where it has been voluntarily withdrawn.

     A similarly worded proposal last year drew 406,936,269 votes representing 31.8% of the votes cast. Your vote in favor is requested again.

Your Directors' Position

     Your Board does not believe any action is necessary to further eliminate pensions for Directors. In 1997, your Board changed the program so that the Directors who joined the Board after 1996 would not be entitled to a pension. Directors who already were vested in their pensions were not affected. In addition, four Directors who joined the Board prior to 1997, who were not fully vested at the time of the modifications, were permitted to continue to earn vesting credits. It is these four individuals that the proponent seeks to deny further vesting in their pensions.

     Your Board believes it is important to keep its commitments, including its commitment to provide pension benefits to those outside Directors who joined the Board before 1997. When these Directors joined the Board, they were informed that their compensation package would include a pension benefit, and your Board believes it is wrong to take away this benefit from this small group. Moreover, one of the four Directors will be fully vested in the benefit this year, while the others will be fully vested by 2003.

     Your Directors believe SBC's shareowners are best served by having talented, experienced and committed individuals serving as Directors. To attract and retain such individuals, SBC must provide a compensation package that is comparable with compensation packages provided by other major U.S. companies. While this plan met those needs at one time, your Directors believe it is no longer needed as part of SBC's compensation package. Accordingly, your Board ceased participation by future Directors in a way that did not unfairly prejudice the Directors who joined the Board while the retirement plan was still a part of the Board compensation package. Under these circumstances, your Directors believe it would be wrong to abandon its commitment to these four individuals.

                     Your Board of Directors Recommends a
                         Vote "AGAINST" this Proposal.

Compensation Committee Interlocks
and Insider Participation
-------------------------------------------------------------------------------

     The Human Resources Committee, composed entirely of independent, outside Directors, is responsible for establishing and administering SBC's policies involving the compensation of executive officers. No employee of SBC serves on this committee. During the 1999 fiscal year, the members of the Human Resources Committee were (and are currently): Jess T. Hay (Chairman), August
A. Busch III, Admiral Bobby R. Inman, John B. McCoy (joined the Committee in November 1999) and S. Donley Ritchey. Mr. Busch is Chairman of the Board and President of Anheuser-Busch Companies, Inc., where Mr. Whitacre also serves as a member of the Board of Directors. In addition, Mr. Whitacre serves as a director and is on the Compensation and Human Resources Committee of Emerson Electric Co. where Charles F. Knight, an SBC Director, is Chairman of the Board and Chief Executive Officer.

Executive Compensation
-------------------------------------------------------------------------------

Report of the Human Resources Committee on
Executive Compensation

     Responsibilities of the Human Resources Committee (the "Committee") of the Board of Directors include establishing policies governing the compensation of officers of SBC and certain key executives of its subsidiaries. The Committee is composed of five non-employee Directors.

     The Committee's principal objective in establishing compensation policies is to develop and administer a comprehensive program designed to attract and retain outstanding managers who are most likely to enhance the profitability of SBC and create value for our shareowners. The policies are designed to attract and retain high-quality executives, to encourage them to make career commitments to SBC and to accomplish SBC's short and long term objectives. To achieve these results, the Committee, in consultation with a nationally recognized compensation and benefits consulting firm, has developed a compensation program that combines annual base salaries with annual and long term incentives principally tied to the performance of SBC and SBC's common stock. The principles used by the Committee in developing the program include the following:

  . To align the financial interests of SBC's executives with those of SBC and its shareowners, a significant portion of executive compensation should be "at risk" and tied to the achievement of certain short and long term performance objectives of SBC.

  . Ownership of SBC's common stock by executives should be encouraged through SBC's compensation program.

  . Sustained superior performance by individual officers that enhances the profitability of SBC should be recognized and appropriately rewarded. As measured by the Committee, such performance may include increasing revenues, reducing expenses, efficiently deploying capital, and improving service and product quality, while always complying with the high ethical standards established by SBC for the conduct of its officers and employees.

     The Committee is responsible for approving the compensation of officers of SBC, including the Named Officers (defined below), and certain officers of subsidiaries. Mr. Notebaert's employment and consulting agreement was determined through negotiations with SBC, while his annual compensation and target incentive compensation was determined by Ameritech. The following is a summary of the policies underlying compensation reported for 1999.

Annual Base Salary--The Committee has established a policy that annual base salaries for officers will be market-based. Given the greater responsibilities and obligations resulting from the company's recent acquisitions, the Committee determined in 1999 that salaries should relate reasonably to salaries for similar positions in the 50th to 75th percentile of a group of companies similar in size and complexity (the "Comparator Group"), developed in consultation with the Committee's outside compensation consultant.

Incentives--To create incentives for superior efforts on behalf of SBC and to allow employees to share in the very success for which they are responsible, the Committee has determined that a significant portion of each officer's total compensation shall be dependent upon the annual and long term performance of SBC.

     Annual Incentives. During 1999, officers and other key executives of SBC and certain subsidiaries received annual incentives under either the Short Term Incentive Plan ("STIP") or the 1996 Stock and Incentive Plan ("SIP"). The latter plan allows certain compensation paid to Named Officers to be deductible under Section 162(m) of the Internal Revenue Code (discussed below). Under each plan, the Committee awards an annual bonus contingent upon the yearly performance of the SBC business to which the officer is assigned.

     Under each plan, a target award for each officer and the specific performance objectives applicable to the officer, composed of net income objectives, are established at the beginning of the year. If performance and net income objectives are achieved, the resulting awards typically would place the respective officers' aggregate compensation between the 50th and 75th percentile of the Comparator Group. Although the formula driven portion of each award is capped at 100% of the target amount, if less than the net income objectives are achieved, the target awards are forfeited or, at a minimum, reduced in progressively increasing proportions. The Committee reviewed the performance objectives and corresponding results, noting that the Company met its overall net income targets and that the individual performance objectives were generally met by the Company's executive officers. The Committee may also make (and in 1999 did make) annual discretionary awards in addition to those under the plan.

     Long Term Incentives. Since its inception, SBC has provided stock-based long term incentives to officers and other key executives of SBC and certain subsidiaries in the form of performance shares and stock options.

     Performance shares are designed to tie the executive's financial interests to those of our shareowners through the establishment of long term performance awards and the payment of awards in common stock and/or in cash based upon the price of common stock. Performance shares are granted under the 1996 Stock and Incentive Plan. Performance shares are designed to provide rewards for the achievement of SBC's value added goals as well as increases in the price of SBC's common stock. The term "value added" refers to after-tax cash operating profit less depreciation and less a capital charge. The value added objectives are designed to encourage employees to focus on exceeding a specified level of return. Each officer, including each of the Named Officers, is granted a specific number of performance shares, each equivalent in value to a share of common stock. At the end of the performance period, a percentage of the performance shares, not to exceed 100% of the performance shares granted, is paid out (i.e., converted into common stock and/or cash), based on the annual achievement of SBC's value added goals averaged over a three- (or two-) year period. (The Committee began using net income goals in 1999.) No awards are paid out if SBC fails to achieve certain minimum value added requirements. The Committee also recognizes the importance of stock options as a means to further tie the executive's financial interests directly to those of our shareowners. During 1999, the Committee granted stock options to managers at all levels, including all of the Named Officers. The target value of the regular long term grants (combined value of performance shares and stock options) made in 1999 was designed to relate reasonably to the value of all long term type awards made to the 50th to 62nd percentile of employees holding similar positions with companies in the Comparator Group. The Chief Executive Officer was targeted to the 75th percentile. In addition to the foregoing awards, the Committee, at its discretion, may grant additional performance shares to persons (these additional performance shares generally have two-year performance periods). During 1999, Mr. Whitacre received such an award.

     In 1999, SBC's officers received the payout of their performance share awards for the 1996-1998 and 1997-1998 performance periods. The Committee determined that during these performance periods SBC exceeded the performance goals set by the Committee. In accordance with a predetermined formula, 100% of the target numbers of units granted to the officers were distributed.

     Since April 1996, SBC has been transforming itself into a new, significantly larger, worldwide communications leader. During this period, SBC completed the acquisitions of Ameritech, PTG and SNET, successfully integrated PTG and SNET into SBC, and is well on its way to the successful integration of Ameritech. SBC has made significant advances in creating a strategic plan for implementing a multibillion dollar broadband infrastructure for the provision of high-speed data and Internet services, obtaining the authority to enter the long-distance business inside its traditional states, expanding its wireless footprint to major markets, increasing the size and strategic value of its international portfolio and expanding into out-of-region markets (the national/local strategy). These efforts have required, and continue to require, SBC's management to adopt completely new paradigms in the operation of the company, requiring extraordinary commitment and leadership. Management's efforts since 1996 have been critical to crafting the new SBC and increasing shareowner value. The years 2000 and 2001 will be important as SBC transforms itself from a regionally-based business into a global communications leader, implements key strategies such as the integration of major acquisitions, expands into out-of-region markets, and deploys a new high-speed broadband network. To achieve these critical objectives it is essential to maintain a continuity of the key executives who have the skills, knowledge, and dedication required to successfully complete these undertakings, and to avoid losing these key executives to competitors. As a result of these significant accomplishments since 1996, your Committee made discretionary Special Performance and Retention Awards to certain key officers, including the Named Officers, shown on the Summary Compensation Table. Three additional awards, in the same respective amounts as the initial awards, will vest and be payable semiannually, beginning October 1, 2000, upon the continued employment of each recipient (or upon retirement after April 1, 2001).

     The Company also provides several alternatives for its managers to invest a portion of their salaries and annual incentive awards in SBC common stock, thereby giving these managers an even greater stake in the performance of SBC. One such opportunity is the Stock Savings Plan, under which a middle level or above manager may receive stock options based upon the number of shares purchased by the manager under the program through payroll deductions.

Compensation for the Chief Executive Officer--The foregoing principles and policies were applied by the Committee in determining the compensation for the Chairman of the Board and Chief Executive Officer, Mr. Whitacre, for the last fiscal year. In recognition of Mr. Whitacre's outstanding performance as SBC's Chief Executive Officer, the Committee targeted his 1999 annual salary and target bonus to the 75th percentile paid by companies in the Comparator Group. In doing so, the Committee commended Mr. Whitacre for his performance in 1999 and noted that under his leadership, SBC achieved outstanding financial results for the year and again positioned itself strategically for continuing growth in the future.

     Mr. Whitacre, along with other Named Officers, received a discretionary incentive award, stock options, performance shares and a Special Performance and Retention Award, as described above under "Long Term Incentives."

Limit on Deductibility of Certain Compensation--In 1993, Congress adopted legislation that prohibited publicly held companies, such as SBC, from deducting certain compensation paid to a Named Officer that exceeds one million dollars during the tax year. To the extent compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the shareowners, the compensation is not included in the computation of the limit. Although the Committee intends, to the extent feasible and where it believes it is in the best interests of SBC and its shareowners, to attempt to qualify such compensation as tax deductible, it does not intend to permit this arbitrary tax provision to distort the Committee's development and execution of effective compensation plans. Thus, the Committee will continue to exercise discretion in those instances where the mechanistic approaches necessary under tax law considerations could compromise the interests of shareholders.

                        The Human Resources Committee:

       Jess T. Hay, Chairman                   John B. McCoy
       August A. Busch III                     S. Donley Ritchey
       Admiral Bobby R. Inman

Summary
      The table below contains information concerning annual and long term compensation provided to the Chairman of the Board and Chief Executive Officer and the other most highly compensated executive officers of SBC (the "Named Officers") and Mr. Notebaert, former Chief Executive Officer of Ameritech.
Compensation
Table
-------------------------------------------------------------------------------

                                                                            Long Term Compensation
                                                                       -----------------------------------
                                           Annual Compensation                Awards             Payouts
                                    ---------------------------------- ------------------------ ----------
                                                                                     Number of
                                                                       Restricted    Securities
        Name and Principal                                Other Annual   Stock       Underlying    LTIP       All Other
             Position          Year   Salary     Bonus    Compensation  Award(s)      Options   Payouts(1) Compensation(2)
    -------------------------------------------------------------------------
     Edward E. Whitacre, Jr.   1999 $1,429,167 $6,000,000   $601,334   $        0     412,983   $3,547,529   $ 5,296,586
      Chairman of the Board
      and                      1998 $1,162,500 $5,000,000   $541,932   $        0     426,792   $3,341,841   $12,565,876
      Chief Executive Officer  1997 $  975,000 $3,300,000   $407,455   $8,737,500(3)  344,920   $2,232,082   $    54,429

     Royce S. Caldwell         1999 $  695,333 $  950,000   $191,340   $        0     139,712   $1,029,536   $   996,055
      President-SBC
      Operations               1998 $  591,572 $1,200,000   $190,283   $        0     205,509   $1,014,640   $ 2,031,622
                               1997 $  476,980 $1,054,000   $169,297   $2,912,500(3)  165,848   $  677,116   $    25,077

     Charles E. Foster         1999 $  529,708 $  675,000   $138,656   $        0      66,713   $  609,495   $   848,442
      Group President-SBC      1998 $  458,072 $  700,000   $144,207   $        0      61,409   $  544,979   $ 2,024,735
                               1997 $  425,980 $  550,000   $107,577   $2,912,500(3)  100,127   $  363,522   $    22,580

     James D. Ellis            1999 $  519,292 $  625,000   $160,646   $        0      76,742   $  542,263   $ 1,202,466
      Senior Executive Vice    1998 $  449,238 $  700,000   $174,524   $        0      77,756   $  749,901   $ 2,023,257
      President and General
      Counsel                  1997 $  372,980 $  600,000   $124,434   $2,912,500(3)   87,663   $  465,049   $    18,975

     Donald E. Kiernan         1999 $  490,125 $  600,000   $130,486   $        0      64,221   $  487,274   $   688,102
      Senior Executive
      Vice President,          1998 $  401,905 $  625,000   $138,932   $        0      78,679   $  633,693   $ 2,019,447
      Treasurer and Chief
      Financial Officer        1997 $  338,980 $  525,000   $ 94,223   $2,912,500(3)  188,980   $  392,992   $    15,429

     Richard C. Notebaert      1999 $1,018,024 $6,395,270   $      0   $        0     277,111   $        0   $17,248,156(4)
      Former CEO -
       Ameritech Corporation

    --------------------------------------------
    (1) The long term incentive award payouts are for the 1996-1998 and 1997-1998 performance periods.
    (2) All Other Compensation for 1999
        reflects the following Special
        Performance and Retention Awards (in
        thousands): Mr. Whitacre $5,250, Mr.
        Caldwell $975, Mr. Foster $831.25, Mr.
        Ellis $1,187.5, and Mr. Kiernan $675.
        These awards are for achievements from
        1996 through 1999. (See Executive
        Compensation report above for
        additional information on awards.) All
        Other Compensation also includes
        benefits imputed to the Named Officers
        with respect to premiums on SBC-owned
        life insurance, as determined in
        accordance with IRS guidelines. For
        Messrs. Whitacre, Caldwell, Foster,
        Ellis and Kiernan these amounts were
        $14,586, $5,855, $5,992, $3,766, and
        $2,702, respectively. All other amounts
        reported under this heading represent
        employer matching contributions made to
        employee benefit plans.
    (3) This represents the grant date value of SBC restricted stock and phantom stock units awarded to the Named Officers.
        These awards will vest and be issued
        and paid out over a three year period
        beginning June 3, 2000. The number of
        shares of units granted, and their
        values as of December 31, 1999, are as
        follows: Mr. Whitacre has 200,000
        restricted shares valued at $9,750,000,
        and 100,000 phantom stock units valued
        at $4,750,000; Messrs. Caldwell,
        Foster, Ellis and Kiernan each have
        100,000 restricted shares valued at
        $4,750,000. Dividends or dividend
        equivalents are paid on all restricted
        stock and phantom stock units.
    (4) Includes $1,000,000 earned in 1999 by
        Mr. Notebaert under an employment and
        consulting agreement with SBC. (Under
        that agreement, SBC agreed to pay Mr.
        Notebaert, beginning October 8, 1999,
        $7 million per year, in lieu of salary,
        bonuses, long term awards or other
        compensation, to serve as Chief
        Executive Officer of Ameritech
        Corporation and, thereafter, as a
        consultant, for a total of up to 30
        months after the closing of the
        Ameritech acquisition. Under that
        agreement, Mr. Notebaert also received
        a bonus of $4,256,870 for 1999,
        included under the heading "Bonus".)
        Also includes a "retention and
        performance bonus" of $2,500,000 paid
        by Ameritech for his additional
        services in 1998 and 1999 in connection
        with the sale of Ameritech and a
        payment of $13,248,156 under his 1994
        change-in-control agreement with
        Ameritech. Mr. Notebaert also received
        preferential earnings on deferred
        compensation of $191,251, company
        contributions to savings plans of
        $48,251, and split dollar life
        insurance premiums of $54,925. Mr.
        Notebaert received a lump sum
        distribution of $700,120 under the
        Ameritech Pension Plan and will receive
        $4,581,380 under a supplemental pension
        plan.

Aggregated Option/SAR Exercises in Last Fiscal Year
And Fiscal Year-End Option/SAR Values
-------------------------------------------------------------------------------

    The purpose of the following table is to report exercises of stock options and stock appreciation rights ("SARs") by the Named Officers and Mr. Notebaert during 1999 and the value of their unexercised stock options and SARs as of December 31, 1999. SBC has not issued any SARS to the Named Officers or Mr. Notebaert.

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                          Shares                  Options at Fiscal      In-the-Money Options at
                         Acquired                     Year End             Fiscal Year End(1)
                            on       Value    ------------------------- -------------------------
Name                     Exercise  Realized   Exercisable Unexercisable Exercisable Unexercisable
-------------------------------------------------------------------------------------------------
Edward E. Whitacre, Jr.  501,252  $19,455,900  2,081,091    1,111,456   $50,224,066  $9,874,109
Royce S. Caldwell        130,220  $ 4,985,996    533,818      499,355   $11,896,803  $5,367,005
Charles E. Foster         64,308  $ 2,286,922    570,581      220,281   $14,255,061  $2,445,219
James D. Ellis                 0  $         0    510,658      226,084   $12,904,754  $2,315,617
Donald E. Kiernan              0  $         0    500,862      220,596   $12,448,607  $2,477,978
Richard C. Notebaert           0  $         0  2,670,478            0   $66,651,445  $        0

(1) "Value of Unexercised In-the-Money Options" figures are based on the year end, December 31, 1999, SBC common stock price of $48.75.

Long Term Incentive Plans--Awards in Last Fiscal Year
-------------------------------------------------------------------------------

    The table below reports performance shares granted to the Named Officers during the last fiscal year, applicable to the performance periods indicated, under the 1996 Stock and Incentive Plan.

                                         Performance
                                          or Other   Estimated Future Payouts
                            Number of      Period     Under Non-Stock Price-
                          Shares, Units     Until          Based Plans
                               or        Maturation  ------------------------
Name                     Other Rights(1)  or Payout  Threshold Target Maximum
-----------------------------------------------------------------------------
Edward E. Whitacre, Jr.      50,000       1999-2001   42,500   50,000 50,000
                             37,037       1999-2000   31,481   37,037 37,037
Royce S. Caldwell            18,529       1999-2001   15,750   18,529 18,529
Charles E. Foster             7,266       1999-2001    6,176    7,266  7,266
James D. Ellis                7,266       1999-2001    6,176    7,266  7,266
Donald E. Kiernan             7,266       1999-2001    6,176    7,266  7,266

(1) Each performance share is equivalent in value to one share of SBC common stock. At the end of a performance period, a percentage of the performance shares is converted into cash and/or SBC common stock, based upon the achievement of certain net income objectives. The performance levels are set on a yearly basis, and the extent to which a performance level is met or exceeded is expressed as a percentage. The annual percentages are then averaged over the term of each performance period to determine the percentage of performance shares which may be converted and paid out. The maximum number of performance shares that may be converted at the end of a performance period may not exceed 100% of the target number of performance shares.

Option Grants in Last Fiscal Year
-------------------------------------------------------------------------------

     The table below contains the estimated present value of stock options granted in 1999, as of their issue date. Option grants A and C were issued under a stock purchase plan where middle level and above managers received options based on the number of SBC shares they purchased.

                               Number of      Percent of                         Grant
                               Securities   Total Options  Exercise              Date
                               Underlying     Granted to    or Base             Present
                                Options      Employees in    Price   Expiration  Value
         Name            Grant  Granted     Fiscal Year(1) ($/Share)    Date    ($000s)
---------------------------------------------------------------------------------------
Edward E. Whitacre, Jr.     A     8,752          0.05%     $52.5625    2/1/09   $  153
                            B   316,500(2)       1.93%(2)  $49.75      4/1/09   $4,431
                            C    87,731          0.53%     $58.875     8/2/09   $1,943
Royce S. Caldwell           A     4,098          0.02%     $52.5625    2/1/09   $   72
                            B   132,000(2)       0.80%(2)  $49.75      4/1/09   $1,848
                            C     3,614          0.02%     $58.875     8/2/09   $   80
Charles E. Foster           A     3,075          0.02%     $52.5625    2/1/09   $   54
                            B    46,667(2)       0.28%(2)  $49.75      4/1/09   $  653
                            C    16,971          0.10%     $58.875     8/2/09   $  376
James D. Ellis              A     3,201          0.02%     $52.5625    2/1/09   $   56
                            B    57,333(2)       0.35%(2)  $49.75      4/1/09   $  803
                            C    16,208          0.10%     $58.875     8/2/09   $  359
Donald E. Kiernan           A     2,872          0.02%     $52.5625    2/1/09   $   50
                            B    46,667(2)       0.28%(2)  $49.75      4/1/09   $  653
                            C    14,682          0.09%     $58.875     8/2/09   $  325
Richard C. Notebaert      n/a   277,111(3)        n/a      $45.48      4/2/09   $   (3)
---------------------------------------------------------------------------------------

(1)  Percentages are based on 16,435,899 options granted to employees in 1999.
(2) One-third of these options vest on each anniversary of the grant. As of December 31, 1999, none of these options have vested.
(3) This represents the equivalent number of SBC options that were converted from Ameritech options upon the acquisition of Ameritech Corporation on October 8, 1999. The Ameritech options had been granted by the Ameritech Board of Directors.

     The option values in the table represent the estimated present value of the options as of their issue date. These values were determined by a nationally recognized compensation and benefits consulting firm in accordance with the Black-Scholes option valuation model. The significant assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following:

  . Options were issued with an exercise price equal to the fair market value of stock on the date of issuance. The term of each option is 10 years (unless otherwise shortened or forfeited due to termination of employment), but no option may be exercised during the 12-month period following the date of issuance.

  . The model assumed an interest rate of 5.00% in calculating the value of the options in grant A, 5.18% for grant B and 5.94% for grant C. These interest rates represent the interest rates on U.S. Treasury securities on the date of grant with a maturity date corresponding to that of the option term. Volatility was calculated using daily stock prices for the one-year period prior to the grant date, resulting in volatility of 27.93% for grant A, 28.68% for grant B, and 29.96% for grant C. The model reflected annual per share dividends at the date of issuance of $.94 per share for grant A, and $.97 per share for grants B and C.

  . The present values of the grant B options were reduced approximately 15.58% to reflect the probability of forfeiture due to termination prior to vesting, and 11.61% for grant A, 9.51% for grant B, and 11.72% for grant C to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

     The ultimate value of the options will depend on the future market price of SBC's common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of SBC's common stock over the exercise price on the date the option is exercised.

Pension Plans

     SBC has a noncontributory pension plan for employees known as the SBC Pension Benefit Plan. Beginning June 1, 1997, management participants, including executive officers, are entitled to receive the greater of two pension benefits, the Cash Balance Benefit or the Grandfathered Benefit, each of which is subject to Internal Revenue Code limitations on pay used to calculate pensions. A participant's Cash Balance Benefit is equal to the balance in the participant's cash balance account, which is made up of (a) an opening account balance as of June 1, 1997, which reflects the lump sum present value of the participant's approximate age 65 accrued benefit under the old plan design, (b) subsequent monthly basic benefit credits equal to 5% of the participant's compensation (generally, base pay, commissions, and other nondiscretionary bonuses such as group incentive awards), and (c) monthly interest credits on the participant's cash balance account. The interest rate is equal to the published average annual yield for the 30-year Treasury Bond, reset quarterly as of the middle of the preceding quarter. In addition, over the period June 30, 1997, through May 31, 2002, the participant's account receives a monthly pro rata share of the participant's transition benefit, which is based on an estimate of what the participant's account balance would have been if the cash balance design had been applied throughout the participant's employment with SBC, plus additional credits if the total of the participant's age plus service exceeds 25. The Grandfathered Benefit is equal to the sum of 1.6% of a participant's average compensation (generally, base pay, commissions, and other nondiscretionary bonuses such as group incentive awards) for the five years ended December 31, 1998 (or any prior five year averaging period if it would result in a higher benefit), multiplied by the number of years of service through the end of the participant's averaging period, plus 1.6% of the participant's pension compensation subsequent to the averaging period. (The participant may also be eligible for an alternative Grandfathered Benefit under an early retirement program. Under the alternative benefit, the pension is equal to the number of years of service (plus an additional five years of age and service credits) multiplied by the participant's average compensation for the five-year period ending December 31, 1990, plus 1.6% of pay in 1991, and no credit for pay or service after 1991.)

     Pension amounts are not subject to reduction for Social Security benefits or any other offset amounts. The Internal Revenue Code places certain limitations on pensions that may be paid under Federal income tax qualified plans. Benefits that are so limited are restored for officers and certain senior managers from the general funds of SBC either under the Supplemental Retirement Income Plan (see paragraph below) or another SBC nonqualified plan. If they continue in their current positions at their current levels of compensation and retire at the mandatory retirement age of 65, the total estimated annual pension amounts from the Pension Benefit Plan, and the estimated credited years of service at retirement under the Plan for Messrs. Whitacre, Caldwell, Foster, Ellis, and Kiernan would be $138,073 (43 years), $130,314 (40 years), $134,609 (40 years), $110,906 (35 years), and $48,479 (15 years), respectively.

     The Supplemental Retirement Income Plan (which is not funded by, nor is it a part of, the Pension Benefit Plan) establishes a target annual retirement benefit for all officers and certain senior managers, stated as a percentage of their annual salaries and annual incentive bonus averaged over a specified averaging period described below ("Average Annual Compensation"). The percentage is increased by .71% for each year of actual service in excess of, or decreased by 1.43% for each year of actual service below, 30 years of service for executive officers and other officers and 35 years of service for other senior managers. Average Annual Compensation is determined by averaging salaries and annual incentive bonus earned during the 36-consecutive-month period out of the last 120 months preceding retirement that generates the highest average earnings. The target percentages of Average Annual Compensation are: Chairman of the Board and Chief Executive Officer, 75%; certain executive officers, 70%; other executive officers and other officers, 55% to 60%; and certain other senior managers, 50%. This plan pays the difference, if any, between the target amount and what would be payable under the Pension Benefit Plan if the benefits under the Pension Benefit Plan were paid in the form of an immediate annuity for life. In the event the participant retires before reaching his or her 60th birthday, a discount of .5% for each month remaining until the participant's 60th birthday is applied reducing the amount payable under this plan, except for officers who have 30 years or more of service at the time of retirement. If they continue in their current positions at their current levels of salary and most recent bonuses, and if they retire at the mandatory retirement age of 65, the estimated annual amounts that will be paid in accordance with the Supplemental Retirement Income Plan for Messrs. Whitacre, Caldwell, Foster, Ellis, and Kiernan would be $5,360,277, $1,301,037, $880,547, $860,328 and
$593,296, respectively.

Contracts with Management

     On November 21, 1997, the Board of Directors approved revised Change of Control Severance Agreements (the "Agreements") for each of the Named Officers in the "Summary Compensation Table" as well as certain other officers. The purpose of the Agreements is to reinforce and encourage the officers to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control of SBC. These Agreements provide that in the event of a change in control of SBC, as that term is defined in the Agreements and summarized below, each officer is entitled to certain benefits (the "Severance Benefits") upon the subsequent termination or constructive termination of his or her employment, unless such termination is due to death or disability, or the termination is by SBC for cause (as defined in the Agreements); or is by the officer for other than good reason (as defined in the Agreements).

     The Severance Benefits include the payment of the officer's full base salary through the date of termination plus all other amounts to which the officer is entitled under any compensation plan of SBC in effect immediately prior to the change in control. Also, each officer is entitled to a lump sum payment equal to three (in the case of Messrs. Whitacre, Caldwell, Foster and Ellis) or two (in the case of Mr. Kiernan) times the sum of (a) the officer's annual base salary in effect immediately prior to termination, (b) the most recently paid amount under the Short Term Incentive Plan or as a Key Executive Officer Short Term Award under the 1996 Stock and Incentive Plan, and (c) the cash value of the target award of performance shares granted under the 1996 Stock and Incentive Plan applicable to each officer for the most current performance cycle. Additionally, each officer will be provided with life and health benefits, including supplemental medical, vision and dental benefits, for three years from the date of termination, if the officer is not otherwise entitled to the same.

     In the event any payment or benefit received or to be received by an officer in connection with a change in control or the termination of his or her employment, whether pursuant to his or her Agreement and/or under the 1996 Stock and Incentive Plan (the "Total Payments"), is determined to be an excess parachute payment as defined in the Internal Revenue Code and thus subject to the 20% Federal excise tax, SBC will pay the officer an amount equal to the excise tax and all Federal and applicable state taxes resulting from the payment of the excise tax or from payment of such Federal and state taxes.

     Under the Agreements, in general, change in control is deemed to occur if: (a) anyone (other than an employee benefit plan of SBC) acquires more than 20% of SBC's common stock, (b) within a two-year period, the Directors at the beginning of such period (together with any new Directors elected or nominated for election by a two-thirds majority of Directors then in office who were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board, or (c) SBC's shareowners either approve a merger or consolidation which results in someone other than the shareowners immediately prior thereto holding more than 35% of the voting power of the surviving entity or approve the complete liquidation of SBC or the disposition of substantially all of SBC's assets.

     Two members of the immediate family of Mr. Edward Mueller, President-SBC International Operations, an executive officer of SBC, were employed by subsidiaries of SBC and were paid a total of approximately $172,309 in 1999. Amounts paid to these employees are comparable to compensation paid to other employees performing similar job functions.

Section 16(a) Beneficial Ownership Reporting Compliance

     SBC's executive officers and Directors are required under the Securities Exchange Act of 1934 to file reports of transactions and holdings in SBC common stock with the Securities and Exchange Commission and the New York Stock Exchange and to file a copy of such reports with SBC. Based solely on a review of the filed reports and written representations that no other reports are required, SBC believes that during the preceding year all executive officers and Directors were in compliance with all filing requirements applicable to such executive officers and Directors, except for two transactions, totaling less than 1,000 shares, which were reported after the due date by an investment manager who had discretionary authority over accounts in which Mr. Barnes had an indirect beneficial interest.

Stock Performance Graph
-------------------------------------------------------------------------------

                Comparison of Five Year Cumulative Total Return
                          SBC, S&P 500 and Peer Group




                             [Graph Appears Here]

                  12/94     12/95      12/96      12/97     12/98     12/99
                  -----     -----      -----      -----     -----     -----
SBC.............    100      147        138        201       300       278
S&P 500.........    100      138        169        226       290       350
Peer Group......    100      154        156        226       344       373



     Assumes $100 invested on December 31, 1994, in SBC common stock, Standard & Poor's 500 Index ("S&P 500") and a Peer Group of other large U.S. telecommunications companies (Bell Atlantic Corporation, BellSouth Corporation, and U S WEST, Inc.). The index of telecommunications companies ("Peer Group") is weighted according to the market capitalization of its component companies at the beginning of each period. Total return equals stock price appreciation plus reinvestment of dividends on a quarterly basis.

Other Business
--------------------------------------------------------------------------------

     The Board of Directors is not aware of any matters that will be presented at the meeting for action on the part of shareowners other than those described herein.

     A copy of SBC's Annual Report to the Securities and Exchange Commission on Form 10-K for the year 1999 may be obtained without charge upon written request to the Director-External Reporting, 175 E. Houston, 9th Floor, San Antonio, Texas 78205.

Shareowner Proposals

     Proposals of shareowners intended for presentation at the 2001 Annual Meeting must be received by SBC for inclusion in its Proxy Statement and form of Proxy relating to that meeting by November 10, 2000. Such proposals should be sent in writing by certified mail to the Vice President and Secretary of SBC at 175 E. Houston, San Antonio, Texas 78205. Faxed proposals are not accepted.

     Shareowners whose proposals are not included in the Proxy Statement but who still intend to submit a proposal at an Annual Meeting and shareowners who intend to submit nominations for Directors at an Annual Meeting are required to notify the Vice President and Secretary of SBC of their proposal or nominations and to provide certain other information not less than 60 days, nor more than 90 days, prior to the meeting, in accordance with SBC's Bylaws.

     By Order of the Board of Directors.

                                 /s/ Judith M. Sahm
                                      Judith M. Sahm
                                      Vice President and Secretary

                                      March 10, 2000

[RECYCLED LOGO]
Printed entirely on recycled paper
meeting or exceeding the Environmental
Protection Agency minimum requirements
for recycled paper stock.

[FRONT OF CARD  -- TOP ]

[SBC logo]  SBC Communications Inc.
PROXY CARD/VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON APRIL 28, 2000.

The undersigned hereby appoints Edward E. Whitacre, Jr. and Royce S. Caldwell and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in SBC Communications Inc. at the Annual Meeting of Shareowners to be held on April 28, 2000, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. IF SPECIFIC VOTING DIRECTIONS ARE NOT GIVEN WITH RESPECT TO THE MATTERS TO BE ACTED UPON AND THE SIGNED CARD IS RETURNED, THE PROXIES WILL VOTE SUCH SHARES IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE MATTERS LISTED BELOW AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

The Board of Directors recommends a vote FOR each of the two Director proposals (Items 1 and 2) and AGAINST the Shareowner proposal (Item 3) listed on the reverse side of this card. The Board of Directors knows of no other matters that are to be presented at the meeting.

The nominees for the Board of Directors are:
01 -- Clarence C. Barksdale  04 -- Charles F. Knight  06 -- Carlos Slim Helu
02 -- Royce S. Caldwell      05 -- Toni Rembe         07 -- Patricia P. Upton
03 -- Martin K. Eby, Jr.

PLEASE SIGN ON THE REVERSE SIDE OF THIS CARD AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR, IF YOU CHOOSE, YOU CAN SUBMIT YOUR PROXY THROUGH THE INTERNET OR BY TELEPHONE.

This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to the plan administrator or trustee for shares held on behalf of a participant under any of the following employee benefit plans: the SBC Savings Plan, the SBC Savings and Security Plan, the Ameritech Savings Plan for Salaried Employees, the Ameritech Savings and Security Plan for Non-Salaried Employees (the preceding plans are referred to as the "Savings Plans"), the DonTech Profit Participation Plan, the Old Heritage Advertising & Publishers, Inc. Profit Sharing Plan, the SBC PAYSOP, the Pacific Telesis Group Employee Stock Ownership Plan, and the Tax Reduction Act Stock Ownership Plan sponsored by the Southern New England Telephone Company (the "TRASOP"). Shares in each of the foregoing employee benefit plans (except the TRASOP and the Old Heritage plan) for which voting instructions are not received, as well as shares which have not yet been allocated to participants' accounts in each of the Savings Plans, subject to the trustees' fiduciary obligations, will be voted by the trustees in the same proportion as the shares for which voting instructions are received from other participants in each such plan. Similarly, the proxy card or telephone or Internet proxy will constitute voting instructions to the plan administrator pursuant to the DirectSERVICE Investment Program.

             (PLEASE MARK YOUR PROXY AND SIGN ON THE REVERSE SIDE.)
-----------------------------------------------------------------------------
                              FOLD AND DETACH HERE
[FRONT OF CARD -- BOTTOM]

ADMISSION TICKET
(Insert maps)
The Alzafar Shrine Temple is located in San Antonio on the west-bound frontage road of North Loop 1604 between the Stone Oak Parkway and Blanco Road Exits.

SBC COMMUNICATIONS INC.
Annual Meeting of Shareowners
Friday, April 28, 2000
Alzafar Shrine Temple
901 North Loop 1604 West
San Antonio, Texas 78216
Doors open at 8:00 a.m.
Meeting begins at 9:00 a.m.

[BACK OF CARD --TOP]

[X]Please mark your votes as in this example.

SBC COMMUNICATIONS INC.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

YOUR DIRECTORS RECOMMEND A VOTE FOR ITEMS 1 AND 2.

1.  Election of Directors (see reverse)
For All  [  ]        Withhold All  [  ]

For all, except withhold vote from the following nominee(s):

2. Appointment of Independent Auditors.
For   [  ]           Against  [  ]         Abstain [  ]

YOUR DIRECTORS RECOMMEND A VOTE AGAINST ITEM 3.

3. Shareowner Proposal.
For [  ]             Against [  ]          Abstain[  ]

Discontinue mailing Annual Report for this account because I already receive multiple copies at this address. [ ]
Comments:

Daytime Phone Number:

Signature

Signature (joint owner)

Date

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

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                              FOLD AND DETACH HERE

[BACK OF CARD -- BOTTOM]

SBC logo

                            Your Vote Is Important!
You can submit your proxy by mail, by telephone, or through the Internet (see instructions below).

IF YOU SUBMIT YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.

BY MAIL
Mark, sign and date your proxy card and return it in the enclosed envelope.

BY TELEPHONE

Call Toll Free 1-877-779-8683 on any touch-tone telephone to authorize the voting of your shares as if you marked and returned your proxy card. You may call 24 hours a day, 7 days a week. You will be prompted to enter the control number in the box above; then just follow the simple instructions.

THROUGH THE INTERNET

Access the website at www.eproxyvote.com/sbc to authorize the voting of your shares as if you marked and returned your proxy card. You may access the site 24 hours a day, 7 days a week. You will be prompted to enter the control number, above; then just follow the simple instructions.

                              THANK YOU FOR VOTING

(Broker Card)

[SBC logo]  SBC Communications Inc.
PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON APRIL 28, 2000.

The undersigned hereby appoints Edward E. Whitacre, Jr. and Royce S. Caldwell and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in SBC Communications Inc. at the Annual Meeting of Shareowners to be held on April 28, 2000, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. IF SPECIFIC VOTING DIRECTIONS ARE NOT GIVEN WITH RESPECT TO THE MATTERS TO BE ACTED UPON AND THE SIGNED CARD IS RETURNED, THE PROXIES WILL VOTE SUCH SHARES IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE MATTERS LISTED BELOW AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

The Board of Directors recommends a vote FOR each of the two Director proposals (Items 1 and 2) and AGAINST the Shareowner proposal (Item 3) listed on the reverse side of this card. The Board of Directors knows of no other matters that are to be presented at the meeting.

The nominees for the Board of Directors are:
01 -- Clarence C. Barksdale  04 -- Charles F. Knight  06 -- Carlos Slim Helu
02 -- Royce S. Caldwell      05 -- Toni Rembe         07 -- Patricia P. Upton
03 -- Martin K. Eby, Jr.

(PLEASE MARK YOUR PROXY AND SIGN ON THE REVERSE SIDE OF THIS CARD AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.)

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SBC COMMUNICATIONS INC.   [X] Please mark your vote as in this example.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

YOUR DIRECTORS RECOMMEND A VOTE FOR ITEMS 1 AND 2.

1.  Election of Directors (see reverse)
For All  [    ]        Withhold All  [    ]

For all, except withhold vote from the following nominee(s):

2.  Appointment of Independent Auditors.
For   [    ]           Against  [    ]         Abstain [    ]

YOUR DIRECTORS RECOMMEND A VOTE AGAINST ITEM 3.

3.  Shareowner Proposal.
For [    ]             Against [    ]          Abstain[    ]

Signature

Date